SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 12, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about changes to a sub-adviser of the EQ/Focus PLUS Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104 or by calling 1-877-222-2144.

AXA Equitable Life Insurance Company (“AXA Equitable”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares and are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a meeting of the Board of Trustees of the Trust held on June 2-3, 2009, the Board of Trustees, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Trust, the Investment Manager, the Advisers or the Distributors (“Independent Trustees”), unanimously approved the Investment Manager’s proposals to:

(1)	Approve a New Investment Advisory Agreement between AXA Equitable and BlackRock Capital Management, Inc., a new sub-adviser to the Portfolio, dated September 1, 2009 (“Investment Advisory Agreement”).

(2)	Replace Marsico Capital Management LLC (“Marsico”), the existing sub-adviser to the portion of the Portfolio that is actively managed (“Active Allocated Portion”) with BlackRock Capital Management, Inc. (“BlackRock”) effective September 18, 2009.

In connection with these proposals, the Board of Trustees also approved a name change for the Portfolio to EQ/Equity Growth PLUS Portfolio effective on or about September 1, 2009. The Manager made these proposals in order to eliminate duplicative investment choices and offer a broader array of management styles in the large cap growth asset class.

Factors Considered by the Board

In approving the Investment Advisory Agreement, the Board of Trustees considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio. The Board further considered factors it deemed relevant with respect to the Portfolio, including: (i) the nature, quality and extent of the services expected to be provided by BlackRock and its affiliates to the Portfolio; (ii) the performance of BlackRock’s comparable accounts as compared to an appropriate benchmark; (iii) the level of the proposed advisory fees; (iv) the anticipated effect of growth and size on the Portfolio’s performance and expenses; and (v) ‘fall out’ benefits to be realized by BlackRock and its respective affiliates (i.e., any direct or indirect benefits to be derived by BlackRock and its affiliates from their relationships with the Trust). In considering the Investment Advisory Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have contributed different weight to each factor.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting, from the Manager and BlackRock regarding the factors set forth above and met with senior representatives of the

Manager to discuss the Investment Advisory Agreement. The Board received, and primarily considered, the most current information available at the time of the meeting and also took into account the totality of the performance, fee, expense and other information regarding the Portfolio provided to them on a periodic basis throughout the year. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreement. The Independent Trustees also met separately without management present in executive session during the meeting to review the information provided.

In considering the approval of the Investment Advisory Agreement, the Board considered BlackRock’s experience in serving as an investment adviser for portfolios and accounts similar to the Portfolio. The Board also noted the responsibilities of BlackRock to the Portfolio. In particular, the Board considered that BlackRock would be responsible for making investment decisions on behalf of the Active Allocated Portion, placing all orders for the purchase and sale of investments for the Active Allocated Portion with brokers or dealers and performing related administrative functions. In addition, the Board reviewed requested information regarding, among other things, BlackRock’s investment process and the background of each portfolio manager who would provide services to the Portfolio.

The Board also reviewed requested performance information regarding the performance of BlackRock’s comparable accounts. In general, the Board considered long-term performance to be more important in its evaluation than short-term performance. The Board reviewed the experience of BlackRock and its performance record managing similar accounts and noted that BlackRock’s relevant strategy outperformed the benchmark for the one-, three- and five-year periods ended December 31, 2008.

In connection with its evaluation of the fees payable to BlackRock under the Investment Advisory Agreement, the Board reviewed and considered, among other things, whether the proposed advisory fee provided for economies of scale as the assets of the Active Allocated Portion increase through breakpoints. The Board examined the advisory fees to be paid with respect to the Active Allocated Portion in light of the fees paid by similar portfolios advised by BlackRock. The Board determined that the Manager’s management fee and profitability and the Portfolio’s overall expense ratios generally were more significant to its evaluation of the fees and expenses of the Portfolio than BlackRock’s fees, costs and profitability because the advisory fees will be paid to BlackRock by the Manager out of the fee that it earns from the Portfolio and have been negotiated between the Manager and BlackRock.

As part of its evaluation of BlackRock’s compensation, the Board also considered other benefits that may be realized by BlackRock and its affiliates from their relationships with the Trust. The Board noted that BlackRock, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. The Board received information regarding BlackRock’s procedures for executing portfolio transactions for the Active Allocated Portion and BlackRock’s policies and procedures for the selection of brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board considered that BlackRock may be affiliated with registered broker-dealers, who may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that BlackRock or its affiliates may sell, and earn sales commissions and other compensation with respect to, insurance products issued by the Manager or its affiliates and that the proceeds of those sales may be invested in the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and BlackRock in connection with the services provided to the Trust and the various relationships that BlackRock and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of BlackRock having responsibility for multiple accounts (including the Portfolio), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where BlackRock has a greater financial incentive, such as a performance fee account.

Based on these considerations, the Board of Trustees was satisfied, with respect to the Portfolio, that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of BlackRock’s services; (2) BlackRock’s compensation is fair and reasonable; (3) BlackRock’s advisory fee schedule reflects economies of scale that may be realized as the assets of the Active Allocated Portion increase; and (4) the performance of BlackRock’s comparable accounts has been reasonable in relation to the performance of a relevant benchmark for the periods for which information was provided. Based on the foregoing and the more detailed information provided at the meeting, the Board of Trustees, including the Independent Trustees, unanimously approved the Investment Advisory Agreement.

Information Regarding the Investment Advisory Agreement

Except as to effective date, duration and advisory fee schedule, the terms of the new Investment Advisory Agreement between AXA Equitable and BlackRock are substantially similar to those of the existing agreement between AXA

Equitable and Marsico dated December 14, 2007, as amended (“Existing Marsico Agreement”). The Existing Marsico Agreement was last approved by the Board of Trustees on July 8-9, 2009 in connection with its annual consideration and renewal and has been amended twice since January 1, 2008.

The Investment Advisory Agreement provides that it will remain in effect for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and BlackRock, or by AXA Equitable or BlackRock on at least sixty days’ written notice to the Trust and the other party. The Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The Investment Advisory Agreement generally provides that BlackRock will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by BlackRock with respect to the Portfolio, except that nothing in the agreement limits BlackRock’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of BlackRock in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by BlackRock to AXA Equitable or the Trust.

Under the Existing Marsico Agreement, Marsico received an advisory fee equal to an annual rate of 0.45% of the average daily net assets of the Active Allocated Portion together with the average daily net assets of certain other portfolios or allocated portions managed by AXA Equitable and advised by Marsico (“Marsico Portions”) up to and including $400 million; 0.400% of the Marsico Portions’ average daily net assets over $400 million up to and including $1 billion; 0.375% of the Marsico Portions’ average daily net assets over $1 billion and up to and including $1.5 billion; and 0.350% of the Marsico Portions’ average daily net assets in excess of $1.5 billion. For the fiscal year ended December 31, 2008, Marsico received $13,555,187.14 in advisory fees with respect to the Portfolio. If BlackRock had been the Adviser to the Active Allocated Portion for the fiscal year ended December 31, 2008, BlackRock would have received $11,237,474.13 in advisory fees, which is $2,317,713.01 (17.1%) less than the amounts received by Marsico. The Portfolio was converted from a single advised portfolio to a multi-advised portfolio effective May 1, 2009.

BlackRock is located at 40 East 52nd Street, New York, New York 10022 and is a wholly-owned subsidiary of BlackRock Advisors, Inc., 100 Bellevue Parkway, Wilmington DE 19809. BlackRock Advisors, Inc. is a wholly-owned subsidiary of BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, which is, as of the date hereof, a majority-owned, indirect subsidiary of The PNC Financial Services Group, Inc., 600 Grant Street, Pittsburgh PA 15219.

Members of the Board of Directors of BlackRock are Laurence D. Fink, Chief Executive Officer and Chairman, Robert S. Kapito, President and Director, Robert P. Connolley, General Counsel and Managing Director, Bartholomew A. Battista, Chief Compliance Officer and Director, Laurence J. Carolan, Managing Director and Director, John P. Moran, Managing Director and Director, Ann M. Petach, Chief Financial Officer and Managing Director, Susan L. Wagner, Chief Operating Officer and Paul L. Audet, Managing Director and Director. The business address of each of these individuals is 40 East 52nd Street, New York, New York 10022.

Information Regarding BlackRock

The advisory fee rates payable to BlackRock under the Investment Advisory Agreement are lower than the advisory fee rates payable to Marsico under the Existing Marsico Agreement. AXA Equitable (and not the Portfolios) is responsible for the payment of the advisory fee to BlackRock.

For its services to the Portfolio, BlackRock will receive an advisory fee based on the aggregated average daily net assets of the Active Allocated Portion of the Portfolio together with other portfolios or portions of portfolios advised by BlackRock and its affiliates (“Basic Value Portfolios”). The advisory fee payable to BlackRock is 0.40% of the Basic Value Portfolios’ average daily net assets up to and including $100 million; 0.375% of the Basic Value Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.35% of the Basic Value Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the Basic Value Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% of the Basic Value Portfolios’ average daily net assets in excess of $1 billion.

Comparable funds advised by BlackRock include the following portfolios for which BlackRock receives the corresponding advisory fees:

Portfolio	Advisory Fee	Assets Managed by BlackRock As of June 30, 2009
BlackRock Capital Appreciation Fund	0.65% on the first $1 billion; 0.60% on the next $1 billion; 0.575% on the next $1 billion; 0.55% thereafter.	$254.1 million

Subadvisory Clent 1	0.40% on the first $300 million; 0.325% on the next $400 million; 0.30% thereafter.	$670.6 million

Subadvisory Client 2	0.40% on the first $300 million; 0.350% on the next $400 million; 0.30% thereafter.	$135.5 million

As an Adviser to the Portfolio, BlackRock will provide the Active Allocated Portion of the Portfolio with investment research, advice and supervision and will manage the Active Allocated Portion’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. In particular, BlackRock will invest in common and preferred stock of mid-and large-size companies and convertible securities across a broad range of industries. Although it may favor companies in those industries that appear to offer higher potential for long-term growth, BlackRock looks for “stable” growth and “opportunistic” growth stocks by utilizing a bottom-up stock selection process that uncovers securities that are believed to generate excess returns. Information regarding each of the BlackRock portfolio managers is set forth below.

Jeffrey R. Lindsey, CFA, is Managing Director, Portfolio Manager of BlackRock’s Large Cap Growth Equity team since January 2005. Prior thereto, he was Chief Investment Officer-Growth of State Street Research & Management, overseeing all growth and core products.

Edward Dowd, is Managing Director, Portfolio Manager of BlackRock’s Large Cap Growth Equity team since January 2005. Prior thereto, he was Vice President and Portfolio Manager at State Street Research & Management.

Bryan Krause is Director, Research Analyst of BlackRock’s Large Cap Growth Equity team since January 2005. Prior thereto, he was an equity research analyst at State Street Research & Management.

Jason A. Kritzer, CFA, is Vice President and Research Analyst of BlackRock’s Large Cap Growth Equity team since June 2006. Prior thereto, he was Senior Vice President and equity research analyst at Putnam Investments.

Alex Bates is an associate research analyst in BlackRock’s Fundamental Large Cap Growth team since September 2006. Prior thereto, he was an assistant vice president of Merrill Lynch Investment Managers’ Business Financial Services unit.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2008, the Portfolio did not make payments to affiliated broker-dealers.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 31, 2009. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of July 31, 2009, the Trustees and Officers of the Trust owned in the aggregate less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of July 31, 2009:

Shareholder	Number of Shares Owned/Class	Percentage of Portfolio
AXA Equitable Life Insurance Company c/o Chryssa Kasparian Karr Barth Associates 40 Monument Road Bala Cynwyd, PA 19004	615,218.42/Class IA	19.05%

A copy of the Trust’s 2009 Semi-Annual Report is enclosed.